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                                                                 Exhibit (d)(14)



                                  Seminis, Inc.
                               2700 Camino del Sol
                            Oxnard, California 93030


                                  July 31, 2003


Seminis Acquisition LLC
Seminis Merger Corp.
c/o  Savia, S.A. de C.V.
Ave. Roble 565 Ote. - Piso 4
Colonia Valle del Campestre 66265
Garza Garcia, N.L.
Mexico
Attention: Bernardo Jimenez Barrera

      Re: Insurance Policy

Dear Bernardo:

      Reference is made to the Agreement and Plan of Merger, dated as of May 30, 2003 (the "Merger Agreement"), by and among Seminis, Inc. (the "Company"), a Delaware corporation, Seminis Acquisition LLC ("Parent"), a Delaware limited liability company, and Seminis Merger Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parent. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Merger Agreement.

      The Company intends to enter into an insurance policy and accept and pay for a binder thereon, a copy of which is set forth in Schedule I hereto (the "Policy"). This letter shall constitute the acknowledgement and agreement of all parties to the Merger Agreement that, upon the effectiveness of the Policy, (i) the Merger Agreement is hereby amended to delete Section 6.8(d) and (ii) the Surviving Corporation's obligation with respect to obtaining directors' and officers' and corporate liability insurance as set forth in Section 6.8(c) of the Merger Agreement shall be deemed to be satisfied.

      This letter shall also constitute a waiver under Section 6.3(m) of the Merger Agreement, to the extent such a waiver is required under the Merger Agreement for the Company to enter into the Policy.

      The Company hereby affirms that it has received the written approval of the Special Committee to enter into the Policy and execute this letter.
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                                           Sincerely yours,

                                           SEMINIS, INC.


                                           By:  /s/ Enrique Osorio
                                           ------------------------------------
                                           Name:  Enrique Osorio
                                           Title:  Vice President

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE:


SEMINIS ACQUISITION LLC



By:  /s/ Bernardo Jimenez Barrera
------------------------------------
Name:  Bernardo Jimenez Barrera
Title:  Authorized Officer


SEMINIS MERGER CORP.



By:  /s/ Bernardo Jimenez Barrera
------------------------------------
Name:  Bernardo Jimenez Barrera
Title:  President


FOX PAINE SEMINIS HOLDINGS, LLC

By:  Fox Paine & Company, LLC,
     as sole member



By:  /s/ Kevin Schwartz
------------------------------------
Name:  Kevin Schwartz
Title:  Vice President
cc:  David J. Friedman, Esq.
       Skadden, Arps, Slate, Meagher & Flom LLP
     Howard S. Kelberg, Esq.
       Milbank, Tweed, Hadley & McCloy LLP
     W. Dexter Paine, III
       Fox Paine & Company, LLC
     Mitchell S. Presser, Esq.
       Wachtell, Lipton, Rosen & Katz